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                                                                      EXHIBIT 21

SUBSIDIARIES OF REGISTRANT


Pulitzer Broadcasting Company
Star Publishing Company
WDSU Television, Inc.
WESH Television, Inc.
KCCI Television, Inc.
Pulitzer Technologies, Inc.
News Information, Inc.
WEJ Investment Company
Pulitzer Ventures, Inc.
Pulitzer Sports, Inc.
Lerner Newspapers, Inc.
Pulitzer Community Newspapers, Inc.
PCN Service Company
Hanford Sentinel, Inc.
Pulitzer Missouri Newspapers, Inc.
Napa Valley Publishing Company
Flagstaff Publishing Company
Santa Maria Times, Inc.
Haverhill Publishing, Inc.
Sonoma-Marin Publishing Company
Kauai Publishing Company
Northern Lakes Publishing Company
Northern Illinois Publishing Company
Southwestern Oregon Publishing Company
Eastern Missouri Publishing Company
Southwest Montana Publishing Company